Exhibit 99.1

December 22, 2006

Cornerstone Realty Fund Investors:

We are providing investors in Cornerstone Realty Fund, LLC (the Fund) with additional information relating to the unsolicited “Mini-Tender Offer” that our investors received from CMG Partners, LLC, an outside, independent and unaffiliated entity.  CMG Partners is offering to purchase your units in the Fund for $300 per unit, less the amount of cash distributions per unit paid on or after October 15th.  As stated in our previous correspondence to you, this represents a price that is significantly less than both the initial purchase price of $500 per unit and our current estimated liquidation value per unit, which ranges between $496 and $514 per unit.  For this reason and others described in our November 21, 2006 letter to you, we continue to recommend that you reject CMG’s offer.

Proposed Amendment to the Fund’s Operating Agreement to Permit Repurchases

As explained in our November 21 letter, the Fund’s current operating agreement does not permit the repurchase of your units by the Fund.  While the Fund is designed as a long term investment, we understand that needs may change over time and that some of our investors may need to liquidate earlier than anticipated.  Given the deep discount to value being offered by CMG, we feel that it would be in the best interest of the Fund and of our investors to provide a liquidity option that is more favorable than the terms of the CMG offer. We will be seeking your approval of an amendment of the Fund’s operating agreement to allow the Fund to repurchase investor units.  This would require the approval of a majority of the Fund’s members.  If the amendment is approved by a majority of members, we intend to adopt a repurchase program so that the Fund may repurchase units, subject to certain conditions and limitations described below.

The Fund is subject to the reporting requirements applicable to public companies under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, the Exchange Act and the rules of the SEC govern the process by which the Fund can solicit your vote to amend the operating agreement.  You will receive a separate communication from the Fund in the form of a proxy or consent statement in compliance with SEC rules and the procedures set forth in the Fund’s operating agreement seeking member approval to amend the operating agreement.  We anticipate that the proxy or consent statement will be mailed to you within the next 30 days, although a SEC review of the proxy statement could delay this process.

Proposed Repurchase Program

If the amendment to the Fund’s operating agreement is approved by members, we intend to adopt a repurchase program to allow the Fund to repurchase units for cash, subject to the availability of sufficient funds and other conditions and limitations.  The price at which the Fund would repurchase units would be at a discount to the estimated per unit liquidation value of the Fund.  The repurchase price would be significantly higher than the deeply discounted price offered by CMG Partners.  We expect that the repurchase program will remain in effect for the remaining duration of the Fund, which is required to liquidate by December 31, 2010.  We expect to evaluate the repurchase price periodically during the life the redemption program and may adjust the repurchase price at any time and from time to time or suspend or terminate the proposed repurchase program upon 30 days prior notice to members.

If the Fund adopts a unit repurchase program, we expect to honor repurchase requests quarterly on a first-come, first-served basis, although we will give priority to repurchase requests due to the death of a member.  Investors should be aware, however, that the amount of units that the Fund could repurchase in any calendar year would be limited to minimize the adverse affect on regular cash distributions to members and to avoid the possibility of adverse tax consequences that could otherwise result if the Fund were to be deemed a “publicly traded partnership” under the Internal Revenue Code and applicable IRS regulations.  We plan to initially cap the number of units which can be redeemed in any calendar year at two percent (2%) of the total amount of units outstanding.

In closing, we recommend that you reject the “Mini-Tender Offer” from CMG Partners for the reasons described in our November 21 letter.  We believe that the Fund continues to be a sound investment.  Although we intend to adopt a repurchase program, any repurchase program that we implement will be subject to limitations, including limitations on the number of units that can be repurchased, and we cannot assure you that an amendment to the operating agreement will be approved by members to permit repurchases.

Additional Information

The Fund has filed with the Securities and Exchange Commission a proxy statement, and other relevant documents in connection with the member approvals described above.  Investors will receive the documentation as soon as it becomes available and are advised to read the consent statement because it will contain important information.  Investors may also obtain a free copy of the consent statement, if and when available, and other documents filed by us at the Securities and Exchange Commission’s web site at www.sec.gov.  The consent statement and such other documents may be obtained, if and when available, from us by directing such request to Cornerstone Realty Fund, LLC, 1920 Main Street, Suite 400, Irvine, California, 92614; Attention: Investor Relations.  A description of any interests that our directors and executive officers have in the solicitation, if any, will be available in the consent statement.

We greatly appreciate your investment in the Fund and we look forward to working with you in the future.  If you or your advisor have any questions or would like to discuss this further, please call us at (877) 805-3333.

Sincerely,

Cornerstone Realty Fund, LLC